EXHIBIT  (10)C.(iv)

                          SUMMIT BANCORP
                      COMPENSATION COMMITTEE
             INTERPRETATIONS OF STOCK INCENTIVE PLANS
                          JUNE 19, 1996


Definition of "Retirement"

Where a Summit Bancorp stock incentive plan providing for the grant of stock options provides that the option will have a specified exercise period upon termination of employment:

     "by reason of the employee's retirement (at such age or upon such conditions as shall be specified by the Committee or, if not so specified, at any normal or early retirement date under such corporation's defined benefit pension plan,"

"retirement" shall be construed to mean a termination of employment when the employee has met all of the requirements to be eligible to receive a benefit under the Corporation's defined benefit pension plan covering that employee.


Tax Withholding - The Summit Bancorporation Plans

A Participant in the converted Stock Incentive Plans of The Summit Bancorporation may elect to satisfy the Participant's estimated personal tax liabilities, including any tax withholding obligations, by the withholding of shares due the Participant as a result of the taxable event having an aggregate Fair Market Value, determined as of the date of payment, equal to the amount of the payment due.